Thelen Reid & Priest LLP
                               40 West 57th Street
                               New York, NY 10019


                                 March 25, 2002


MDU Resources Group, Inc.
Schuchart Building
918 East Divide Avenue
P.O. Box 5650
Bismarck, North Dakota  58506-5650

Ladies and Gentlemen:

     We are acting as counsel for MDU Resources Group, Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-8 (the "Registration Statement") to be filed on or about the date hereof with the Securities and Exchange Commission (the "Commission") by the Company under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to which the Company intends to register 100,000 shares of its Common Stock, par value $1.00 per share (the "Stock"), and the Preference Share Purchase Rights attached thereto (the "Rights"), for offer and sale in connection with the MDU Resources Group, Inc. Group Genius Innovation Plan (the "Plan").

     In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Rights Agreement, dated as of November 12, 1998, between the Company and Wells Fargo Bank, Minnesota, N.A. (f/k/a Norwest Bank Minnesota, N.A.), as Rights Agent, together with the exhibits thereto (the "Rights Agreement"), pursuant to which the Rights were created, (iii) resolutions of the Board of Directors of the Company, dated May 17, 2001, authorizing the establishment of the Plan, (iv) the Plan, (v) the orders of the Federal Energy Regulatory Commission, dated March 5, 2002, the Montana Public Service Commission, dated February 22, 2002, and the Public Service Commission of Wyoming, dated March 19, 2002 (collectively, the "Orders"), and (vi) such other instruments certificates, records and documents, and such matters of law, as we have considered necessary or appropriate for the purposes hereof.

     Based on the foregoing, subject to the limitations and qualifications contained in this opinion, and provided the Orders remain in full force and effect and have not been amended, rescinded or repealed, we are of the opinion that:

1.   When

     (a) the Registration Statement shall have become effective under the Securities Act,

     (b) the Company's Board of Directors or a duly authorized committee thereof shall have approved the issuance and sale of the Stock by the Company, and

     (c) the Stock shall have been duly issued and delivered by the Company for the consideration set forth in the aforesaid Plan and in accordance with the actions hereinabove mentioned,

     the Stock will be validly issued, fully paid and non-assessable.

2. The Rights, when issued as contemplated in the Rights Agreement, will be validly issued and will represent legally binding obligations of the Company under the laws of the State of Delaware.

     We are members of the New York Bar and do not hold ourselves out as experts on the laws of any other state. Our opinions expressed above are limited to the law of the State of New York, the General Corporation Law of the State of Delaware, the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting the Delaware laws and the federal laws of the United States of America. Insofar as the opinions expressed herein relate to the laws of the States of Minnesota, Montana, North Dakota, South Dakota and Wyoming, we have relied on the opinion of even date herewith of Lester H. Loble, II, Esq., Vice President, General Counsel and Secretary to the Company, which opinion is to be filed as an exhibit to the Registration Statement.

     We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name, as counsel, therein. In giving the foregoing consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

                                        Very truly yours,

                                        /s/ Thelen Reid & Priest LLP

                                        THELEN REID & PRIEST LLP